Exhibit 10(e)
September 3, 2020 Equity Grant Agreement
GE Performance Stock Unit Grant Agreement For Carolina Dybeck Happe (the “Grantee”)

Grant Date	PSUs Granted	Restriction Lapse Date
September 3, 2020	1,093,920 Granted, at Target (the “Target PSUs”)	The earliest to occur of (x) September 2, 2025, (y) a Change in Control (as defined below) and (z) the Good Leaver Termination Date (as defined below), in each case, subject to the terms and conditions set forth below.

Performance Stock Unit Grant Agreement - additional terms & conditions
1.Grant of Performance Stock Units. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Performance Stock Units with Dividend Equivalents (“PSUs”) to the Grantee, for which the Target amount is set forth in this Grant Agreement. Each PSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share (“Common Stock”), and (ii) cash payments based on dividends paid to shareholders of such stock, for each PSU for which the restrictions set forth in paragraph 3 (including subparagraph 3.1) lapse in accordance with their terms, each in accordance with the terms of this Grant, the Employment Agreement dated as of November 24, 2019 between the Grantee and the Company (the “Employment Agreement”), the Company’s 2007 Long-Term Incentive Plan (the “Plan”) as in effect from time to time, and any rules and procedures adopted by the Committee. The PSUs shall be eligible to be earned from 25% to 150% of the Target PSUs (such amount, the “Earned PSUs”), subject to the Service Conditions and Performance Conditions and other terms and conditions set forth herein.
2.Dividend Equivalents. Until such time as the following restrictions lapse, or the PSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Grantee (“Dividend Equivalent”) equal to the maximum number of PSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company’s Common Stock. The Company shall accumulate Dividend Equivalents and will pay the Grantee a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the PSUs.

3.Restrictions/Performance Goals. Restrictions on the PSUs specified in this Grant Agreement, as further subject to vesting based on performance as set forth in subparagraph 3.1, will lapse on the designated Restriction Lapse Date only if and solely to the extent that the Service Condition and Performance Conditions have been satisfied or as set forth in subparagraph 3.3, 3.4 or 3.5. PSUs for which restrictions do not lapse in accordance with this paragraph on or prior to the end of the Performance Period shall be immediately forfeited without payment at the conclusion of the Performance Period.
As used herein, the following definitions shall apply:
a.Cause. For purposes of this Grant, “Cause” shall have the meaning set forth in the Employment Agreement.
b.Good Reason. For purposes of this Grant, “Good Reason” shall mean any of the following, in each case without the Grantee’s written consent: (A) a reduction in any of the Grantee’s compensation rights under the Employment Agreement; (B) any material breach by the Company of any material provision of the Employment Agreement or any material provision of any other agreement between the Grantee and the Company; or (C) a material, adverse change in the Grantee’s title, authority, duties, responsibilities or reporting relationships (other than temporarily while the Grantee is physically or mentally incapacitated or as required by applicable law); provided, however, that the Grantee may not terminate her employment for Good Reason unless (x) the Grantee has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason (the “Good Reason Notice”) within 30 calendar days of the date the Grantee first becomes aware of the existence of such circumstances, and (y) the Company have been given at least 30 calendar days from the date on which such Good Reason Notice is provided to cure such circumstances (the “Good Reason Cure Period”) and the Grantee terminates her employment within 30 calendar days following the Company’s failure to cure such circumstances prior to the end of the Good Reason Cure Period. The sale or disposition of any one or more businesses of the Company, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material reduction in the Grantee’s duties or responsibilities.
c.Change in Control. For purposes of this Grant, “Change in Control” shall mean “Change in Control” means the first to occur of the following: (x) the acquisition (an “Acquisition”) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-

outstanding Shares (the “Outstanding Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this definition, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change in Control; and (y) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Acquisition or Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to the Acquisition or Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Acquisition or Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Acquisition or Business Combination of the Outstanding Shares and Outstanding Voting Securities, as the case may be.

d.Performance Period. For purposes of this Grant, “Performance Period” shall mean the period from September 3, 2020, through September 2, 2025 unless truncated in connection with a Change in Control under subparagraph 3.3, a good leaver termination under subparagraph 3.4 or, if applicable, a death or disability termination under subparagraph 3.5.
e.Reference Stock Price. For purposes of this Grant, “Reference Stock Price” shall mean the average of the closing prices of the Shares over the period of 30 consecutive trading days up to and including August 18, 2020, which equals $6.67.
f.Share. For purposes of this Grant, “Share” means one share of Common Stock, and such other securities as may become the subject of awards granted pursuant to the Plan, or become subject to such awards, pursuant to any adjustments made under paragraph 2 or subparagraph 3.6 of this Grant Agreement.
3.1Performance Vested PSUs/Performance Goals. Performance Vested PSUs shall mean the number of PSUs that become eligible for the lapse of restrictions, contingent on achievement of the following goals (the “Performance Conditions”) for the Performance Period:

a.if the highest average stock price achieved based on the average of the closing prices of the Shares over any period of 30 consecutive trading days (the “Highest Average Price”) is less than 150% of the Reference Stock Price, no PSUs will vest, and the number of Performance Vested PSUs shall equal 0 Shares;
b.if the Highest Average Price equals 150% of the Reference Stock Price, the number of Performance Vested PSUs shall equal 50% of the Target PSUs (“Threshold”);
c.if the Highest Average Price equals 200% of the Reference Stock Price, the number of Performance Vested PSUs shall equal 100% of the Target PSUs (“Target”);
d.if the Highest Average Price equals or exceeds 250% of the Reference Stock Price, the number of Performance Vested PSUs shall equal 150% of the Target PSUs (“Maximum”); and
e.if the Highest Average Price is between 150% and 250% of the Reference Stock Price, the number of Performance Vested PSUs will be determined by linear mathematical interpolation.
3.2Service Condition. For purposes of this Grant, “Service Condition” means the Grantee has been continuously employed by the Company pursuant to the terms of the Employment Agreement through the dates set forth in the following two sentences.  (i) If the Grantee has been continuously employed through September 2, 2024, 50% of the Performance Vested PSUs will be service vested, and earned upon the completion of the Performance Period, and (ii) if the Grantee has been so continuously employed through September 2, 2025, 100% of the Performance Vested PSUs will be service vested and be earned upon the completion of the Performance Period.  Unless otherwise provided in Sections 3.3, 3.4 or 3.5, the amount of “Earned PSUs” shall equal the product of (i) the number of Performance Vested PSUs and (ii) 50% if the Grantee has been continuously employed though September 2, 2024, 100% if the Grantee has been continuously employed through September 2, 2025, or 0%, as set forth in the next sentence. If the Grantee has resigned or been terminated for Cause prior to September 2, 2024, no PSUs will be earned.
3.3Change in Control. Upon a Change in Control that occurs during the Performance Period, the number of Earned PSUs will be equal the greatest of (x) the amount of Performance Vested PSUs determined in accordance with subparagraph 3.1 hereof, but defining the Performance Period as the period from September 3, 2020, through the effective date of the Change in Control, (y) the amount of Performance Vested PSUs determined in accordance with subparagraph 3.1 hereof, but defining the Highest Average Price as the per-share consideration received by a holder of Shares in connection with the Change in Control, and (z) either (I) if the Change in Control occurs prior to September 3, 2022, Target, or (II) if the Change in Control occurs on or after September 3, 2022, Threshold.
3.4Good Leaver Termination. If the Grantee’s employment with the Company terminates prior to the last day of the Performance Period, (a) by the Company without Cause or (b) by the Grantee for Good Reason (each such Termination Date (as defined in the Employment Agreement), the “Good Leaver Termination Date”), the number of Earned PSUs will equal the greater of (x) the amount of Performance Vested PSUs determined in accordance with subparagraph 3.1 hereof, but defining the Performance Period as the period from and including September 3, 2020, through and including the Termination Date, and (y) the product of (i) Threshold, multiplied by (ii) a fraction, the numerator of which is the number of days that the Grantee was employed from and including September 3, 2020, through and including the Termination Date, and the denominator of which is the number of days in the period from and including September 3, 2020, through and including September 2, 2025.
3.5Death and Disability. If the Grantee’s employment with the Company terminates prior to the last day of the Performance Period due to the Grantee’s death or disability, the number of Earned PSUs will equal the greater of (x) the amount of Performance Vested PSUs determined in accordance with subparagraph 3.1 hereof, but defining the Performance Period as the period from and including September 3, 2020, through and including the Termination Date, and (y) the product of (i) the amount determined in accordance with subparagraph 3.1 hereof, multiplied by (ii) a fraction, the numerator of which is the number of days that the Grantee was employed from and including September 3, 2020, through and including the Termination Date, and the denominator of which is the number of days in the period from and including September 3, 2020, through and including September 2, 2025.
3.6Spin-Off; Dividends.
a.In connection with any spin-off transaction undertaken by the Company with respect to a direct or indirect wholly owned subsidiary, including, but not limited to, a wholly owned subsidiary as to which the Company consummates an underwritten public offering for a minority interest in anticipation of a potential spin-off of the remainder of the Company’s holdings (but subject to the completion of such spin-off), the Company shall use reasonable best efforts to cause the Grantee to receive an award of PSUs from the spun-off entity (“Spin-Co”), in addition to the PSUs granted hereunder, having a Target, Threshold, and Maximum equal to that of the PSUs granted hereunder, multiplied by the number of common shares of Spin-Co received by a holder of one Share in connection with such spin-off transaction (the “Spin-Co PSUs”).  The purpose and intent of this Section 3.6 is, where these provisions are applicable, to provide the Grantee, on the terms and to the extent specified herein, the same economic opportunity that the shareholders of the Company receive from the portfolio of interests that may be created by any spin-off transaction(s) effected by the Company during the Performance Period to which this Section 3.6 applies.  Any Spin-Co PSUs shall otherwise have the same terms and conditions (including, but not limited to, the same terms and conditions regarding the Grantee’s right to vest in such Spin-Co PSUs based on achievement of the Highest Average Price (as calculated taking into account the adjustments specified in this Section 3.6 and the same Performance Period)) as the PSUs granted hereunder; provided, that any forfeitures or any incremental rights caused by a termination of the Grantee’s employment shall be based solely on the Grantee’s employment termination with the Company.  Notwithstanding anything herein to the contrary, for each trading day occurring during the Performance Period following the consummation of any such spin-off transaction, the component inputs for determining the Highest Average Price shall include both the closing price of the Shares and the closing price of any class of Spin-Co shares received by the holders of Shares in connection with such spin-off transaction, in each case as of the date of determination; provided, that if, following any such spin-off and during the Performance Period, a “change in control” of any Spin-Co occurs in which the shareholders of such Spin-Co receive, as consideration for their shares in such Spin-Co, cash and/or shares or other securities of an acquirer or successor entity, then on each day on and after such “change in control” of such Spin-Co, the closing price of such Spin-Co shares for purposes of this determination shall equal the aggregate per-share value of such consideration as of the closing date of such transaction.  Solely for purposes of the immediately preceding sentence, (x) a “change in control” of any Spin-Co shall mean a transaction constituting a Change in Control, as defined above, provided that any reference therein to “Shares” shall mean shares of common stock of such Spin-Co, and any reference therein to “Company” shall mean such “Spin-Co,” and (y) when applying the closing price of any Spin-Co shares, such closing price shall first be multiplied by the applicable ratio of the number of any applicable Spin-Co shares (or fractional Spin-Co share) received in the applicable spin-off transaction for each Share held immediately prior to such transaction.  (E.g., if, in a spin-off transaction to which this Section 3.6 applies, the shareholders of the Company receive one half of a share of the common stock of Spin-Co for each Share and in connection with such spin-off the Grantee receives Spin-Co PSUs, then except as otherwise expressly provided with respect to a “change in control” of Spin-Co, 50% of the value of a share of Spin-Co common stock will be included in the calculation of the Highest Average Price for each trading day during the Performance Period on or following the consummation of the spin-off transaction.)
b.In connection with the occurrence of other similar corporate events, including a spin-off of a non-wholly owned subsidiary not addressed above, or a transaction in which the Company is not otherwise able to cause the Grantee to receive an award of PSUs from the spun-off or sold entity after using its reasonable best efforts, the Company shall, after consultation with the Grantee, equitably adjust the PSUs granted hereunder, which may include an adjustment to the number of shares underlying the PSUs granted hereunder and/or the Reference Stock Price and/or the method of determining the Highest Average Price, in such a fair and equitable manner as to prevent enlargement or diminution in the value of such award.  Similarly, the documentation governing any Spin-Co PSUs shall provide that, in connection with the occurrence of any similar corporate event of the applicable Spin-Co, the Company and the applicable Spin-Co shall cooperate in good faith to equitably adjust, to the extent within the power and control of such entity, the Spin-Co PSUs and/or the applicable terms of the PSUs granted hereunder, in consultation with the Grantee, which may include an adjustment to the number of Spin-Co PSUs and/or the Reference Stock Price and/or the method of determining the Highest Average Price, in such a fair and equitable manner as to prevent enlargement or diminution in the value of such award and the Grantee’s rights in respect of the PSUs granted hereunder.
c.If the Company makes any extraordinary cash dividend in respect of the Shares (or, in the case of a spin-off in connection with which the Grantee receives Spin-Co PSUs, if Spin-Co makes any extraordinary cash dividend in respect of Spin-Co shares), the per-share value of such dividend shall be added to the closing price of the stock of the applicable entity on each trading day during the Performance Period that occurs ex-dividend for purposes of determining the Highest Average Price.
d.The Company shall keep a record of the total number of PSUs and adjustments to the Reference Stock Price, and use its reasonable best efforts to cause any Spin-Co that issues Spin-Co PSUs in accordance with this Section 3.6 to report to the Company the total number of Spin-Co PSUs.  The Company shall, on a quarterly basis, provide the Grantee a written statement indicating the number of PSUs that would become Earned PSUs based solely on the Highest Average Price through the date of determination, the Reference Stock Price, and the number of Spin-Co PSUs that would be earned based solely on the Highest Average Price through the date of determination (as reported by an applicable Spin-Co), as each may be adjusted from time to time in accordance with the provisions of this Section 3.6.  The Company shall provide the Grantee a written report on a quarterly basis indicating the Highest Average Price achieved through the date as of which the report is rendered and the applicable stock price of the Shares and any other securities taken into account in such determination.

4.Delivery and Withholding Tax. Upon the lapse of restrictions set forth in paragraph 3 in accordance with their terms, the Earned PSUs shall be settled in Shares on or within 10 days following the applicable Restriction Lapse Date, and the Company shall deliver to the Grantee by mail or otherwise a certificate for such Shares as soon as practicable, provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such Shares. The Grantee shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe at the time the PSUs vest. The Grantee shall be permitted to satisfy any federal, state, local or foreign withholding tax obligation by the Company withholding Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs, except that any available cash amounts payable to the Grantee may be first used to satisfy such withholding obligations.
5.Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee; provided that, no such amendment, alteration, suspension, discontinuation or termination shall be made that would impair the rights of the Grantee hereunder without the Grantee’s express written consent.
6.Relationship to the Plan. Unless otherwise set forth herein, the PSUs granted hereunder shall be subject to and governed by, and shall be administered in accordance with, the terms and conditions of the Plan. A copy of the Plan will be made available to the Grantee upon request.
7.Successors and Assigns. In the event that the Company undertakes a spin-off transaction in connection with which the Grantee continues as the Chief Financial Officer of Spin-Co, (i) the Company will require Spin-Co to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place, and as used in this Agreement, (ii) the term Company shall mean Spin-Co, (iii) the PSUs granted hereunder shall be deemed Spin-Co PSUs for all purposes hereunder, and the PSUs received by the Grantee from Spin-Co shall be treated as the PSUs granted hereunder for all purposes hereunder (other than this sentence), and (iv) the term Shares shall mean common shares of Spin-Co for all purposes hereunder.

8.Entire Agreement. This Grant Agreement, the Plan, country addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee. In the event the terms set forth herein (including the provisions from the Employment Agreement which are incorporated by reference) are inconsistent with the terms of the Plan, the terms of this Grant Agreement shall govern.